Exhibit 99(a)(1)(D)

RIO TINTO CANADA HOLDING INC.,
an indirect wholly-owned subsidiary of

Rio Tinto plc,
OFFERS TO PURCHASE FOR CASH
all of the outstanding Common Shares
of
ALCAN INC.
at a price of
U.S.$101 Per Common Share
THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 6:00 P.M.,
EASTERN TIME, ON SEPTEMBER 24, 2007, UNLESS
EXTENDED OR WITHDRAWN BY THE OFFEROR.

July 24, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Rio Tinto Canada Holding Inc. (the "Offeror"), a corporation incorporated under the laws of Canada, and an indirect wholly-owned subsidiary of Rio Tinto plc, a public limited company organized under the laws of England and Wales ("Rio Tinto"), is offering to purchase (the "Offer"), upon the terms and subject to the conditions set forth in the take-over bid circular dated as of July 24, 2007 (the "Circular") and in the related letter of transmittal (the "Letter of Transmittal"), each issued and outstanding common share of Alcan Inc., a corporation incorporated under the laws of Canada ("Alcan"), together with the associated rights (the "Alcan Rights" and, together with the common shares of Alcan, the "Alcan Common Shares") issued and outstanding under Alcan's Shareholder Rights Plan, for U.S.$101.00 (equivalent to Cdn$105.44 based on the July 20, 2007 Bank of Canada Noon Rate) per Alcan Common Share in cash (less any applicable withholding taxes and without interest).

        Capitalized terms used but not defined in this letter which are defined in the Circular have the meanings given to them in the Circular.

        The Offer is subject to certain conditions, including, without limitation, there having been properly deposited under the Offer and not withdrawn that number of Alcan Common Shares that constitutes, when added to the Alcan Common Shares then owned by Offeror, at least 66 2/3% of the Alcan Common Shares outstanding (calculated on a fully diluted basis) at the time Alcan Common Shares are taken up under the Offer. The conditions of the Offer are set forth in the section of the Circular entitled "Offer — Conditions of the Offer." Subject to applicable law and the Support Agreement, the Offeror reserves the right to withdraw the Offer and to not take up and pay for any Alcan Common Shares deposited pursuant to the Offer unless each of the conditions of the Offer is satisfied or waived by the Offeror at or immediately prior to the Expiry Time. The Offer is not conditional upon the Offeror's entering into any financing arrangements and is not subject to any financing condition.

        For your information and for forwarding to your clients for whom you hold Alcan Common Shares registered in your name or in the name of your nominee or who hold Alcan Common Shares registered in their own names, enclosed please find the following documents:

  1.
  The Circular;

  2.
  The Letter of Transmittal to deposit Alcan Common Shares for your use and for the information of your clients who hold Alcan Common Shares (manually signed facsimile copies of the Letter of Transmittal may be used to deposit Alcan Common Shares);

  3.
  The Notice of Guaranteed Delivery;

  4.
  A Letter to Clients, which may be sent to your clients for whose account you hold Alcan Common Shares and/or Alcan Rights, if applicable, registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

  5.
  A return envelope addressed to Computershare Investor Services Inc., as Depositary.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer expires at 6:00 p.m., Eastern Time, on September 24, 2007, unless the Offer is extended or withdrawn by the Offeror.

        Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), all Alcan Common Shares that have been properly deposited and not withdrawn will be required to be taken up promptly following the Expiry Time. All Alcan Common Shares taken up under the Offer will be paid for promptly and, in any event, within two business days following the time at which the Offeror becomes entitled to take up such Alcan Common Shares under the Offer. Any Alcan Common Shares deposited during the Subsequent Offering Period will be taken up immediately and paid for promptly. For purposes of the Offer, the Offeror will be deemed to have accepted for purchase (and thereby purchased) Alcan Common Shares validly deposited under the Offer and not properly withdrawn if, as and when the Offeror gives written notice or other communication to the Depositary to that effect and as required by applicable law. Payment for Alcan Common Shares accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificate or certificates representing the Alcan Common Shares and/or Alcan Rights, if applicable; (2) a Letter of Transmittal in the form accompanying the Offer (or a facsimile copy thereof), properly completed and manually signed as required by the instructions and rules contained in the Letter of Transmittal; and (3) any other relevant documents required by the instructions and rules set forth in the Letter of Transmittal. Payment will also be made for Alcan Common Shares tendered and accepted for payment pursuant to the Offer if the Offer is accepted by following the procedures for book-entry transfer established by the Canadian Depositary for Securities Limited ("CDS"), provided that a book-entry confirmation through CDSX is received by the Depositary at its offices specified in the Letter of Transmittal prior to the Expiry Time of the Offer, or by following the procedures for book-entry transfer established by The Depository Trust Company, provided that a book-entry confirmation, together with an Agent's Message in respect thereof, or a properly completed and duly executed Letter of Transmittal and any other required documents, are received by the Depositary at its offices specified in the Letter of Transmittal prior to the Expiry Time of the Offer.

        Under no circumstances will interest accrue or be paid to persons depositing Alcan Common Shares by the Offeror or the Depositary, regardless of any delay in making payment for those shares.

        The Offeror will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary, the Information Agent, the Dealer Managers and, if a Soliciting Dealer Group is formed and its members are entitled to compensation, members of the Soliciting Dealer Group, as described in the Circular) in connection with the solicitation of deposits of Alcan Common Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

        The Offeror will pay any stock transfer taxes with respect to the transfer and sale of Alcan Common Shares to it or to its order pursuant to the Offer, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

        Questions and requests for assistance may be directed to the Information Agent, the Dealer Managers or the Soliciting Dealers (if the Offeror decides to form a Soliciting Dealer Group) at their respective addresses and telephone numbers set forth on the back cover of the Circular. Additional copies of the Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

Very truly yours,
RIO TINTO CANADA HOLDING INC.

        WHILE THE OFFER IS BEING MADE TO ALL HOLDERS OF ALCAN COMMON SHARES, THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL DEPOSITS BE ACCEPTED IN, ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE OFFEROR MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY SUCH JURISDICTION. ANY HOLDER OF ALCAN COMMON SHARES IN A JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS UNLAWFUL MAY COLLECT COPIES OF THE CIRCULAR AND RELATED DOCUMENTS AT THE OFFICES OF THE DEPOSITARY SET FORTH ON THE BACK COVER OF THE CIRCULAR.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE OFFEROR, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGERS, THE SOLICITING DEALERS (IF APPLICABLE) OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.